Exhibit 99.2
Double Eagle Petroleum Company
1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 1-303-794-8445 · Fax: 1-303-794-8451
Colorado— FOR 2:00 PM EST RELEASE
Date: August 3, 2011
Double Eagle Petroleum Co. Updates 2011/ 2012 Exploration and Development Plans
Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today an update to its 2011 drilling program and is providing guidance on its 2012 expected drilling programs. The Company’s development program will be focusing on its two major development fields, the Atlantic Rim CBM and the Pinedale Anticline. The major exploration projects are the Niobrara oil shale target in the Atlantic Rim and the Main Fork Unit in north east Utah. Total estimated capital spending for 2011 projects will be approximately $30 million.
2011 Field Development
In 2011, the Company will be increasing its total net well count in the Catalina CBM Unit 25% by drilling approximately 14 gross (13 net) coal bed methane (CBM) wells in this unit to add to the existing 70 gross (51 net) CBM producing wells. Twelve of these wells are in an exploratory area and the Company will have a 100% working interest in these wells. The Company will have a 73% working interest in the two development wells in the existing unit participating area.
Anadarko will be drilling 25 exploration wells in the newly formed Spy Glass Unit which includes the Sun Dog and Doty Mountain participation areas. The exploration wells for 2011 were required by the Spy Glass Unit agreement. The Company will have no interest or costs associated with these wells, but the data obtained will be valuable in determining the nature and extent of the CBM field, which will aid future field development.
The approved Atlantic Rim Environmental Impact Study allows for a total 1,800 CBM wells and 200 conventional (non-coal bed methane) wells. Double Eagle, together with Anadarko Petroleum, are the operators of various units in the Atlantic Rim and as of June 30, 2011 a total of 400 CBM wells have been drilled (no conventional wells). Currently, the Company has 123 approved CBM drilling permits and Anadarko has approximately 30 approved CBM drilling permits for future drilling in the Atlantic Rim.
Also, Double Eagle will participate in the drilling of 16 (gross) new production wells in the Mesa Unit on the Pinedale Anticline, which is an increase of 10 (gross) wells from the initial estimate provided by the operator of the Mesa Units, QEP. The Company has an estimated 8.5% working interest in these planned wells.

2011 Exploration Projects
The Company also plans to drill one Niobrara Oil Shale well in which Double Eagle will have an estimated working interest of 93%. The Company initially planned two Niobrara exploratory wells but due to certain lease holders in the area not cooperating in drilling plans, the Company determined that the best location and opportunity to gain formation knowledge was to drill in a section which the Company controlled. The Company is awaiting final permit approval for this well.
The Company also is evaluating further development of the Main Fork Unit Project (formerly known as Christmas Meadows/Table Top Unit). The Company previously drilled the Table Top Unit #1 well in 2007. The Company is working with a major integrated oil and gas company that has option farm-in rights to advance further unit delineation, assist with costs related to seismic, environmental analysis and, if necessary, an exploratory well. Assuming the farm-in right is exercised; Double Eagle will have a 12%-16% working interest after payout.
Prior seismic data has been reprocessed and a LIDAR (Light Detection and Ranging) survey has been conducted. Preliminary development well locations, pipelines and roads have been identified as part of a full field development environmental impact study being conducted by the USFS. In 2011, surveying and associated archeological and biological studies are being conducted along with a source test in preparation for a potential 2D seismic acquisition program in 2012.
2012 development projects
Looking ahead into 2012, the Company’s initial plans are to continue development in our two main fields. In the Atlantic Rim, the Company plans to drill 14 new CBM production wells in the Catalina unit, 25 new CBM wells in the Anadarko operated Doty Mountain Unit and, depending upon the results of the initial test well, several Niobrara wells. In the Pinedale Anticline, the Company anticipates 16 new wells to be drilled in 2012. The Main Fork Project is expected to proceed as mentioned above.
About Double Eagle
Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
John Campbell, IR
(303) 794-8445
www.dble.com